NEWS

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Information

Contact:

William R. Jellison	FOR IMMEDIATE RELEASE

Senior Vice President and

Chief Financial Officer

(717) 849-4243

DENTSPLY International Inc.

Reports Record Sales and Earnings

for Fourth Quarter and Full Year 2006

York, PA - February 6, 2007 -- DENTSPLY International Inc. (NASDAQ-XRAY) today announced record sales and earnings for the three months and year ended December 31, 2006.

FINANCIAL RESULTS

Three Months Ended December 31, 2006

Net sales in the fourth quarter of 2006 increased 5.4% to $471.3 million compared to $447.4 million reported in the fourth quarter of 2005. Net sales, excluding precious metal content, increased 5.3% in the fourth quarter of 2006. Sales of specialty products, including implants and orthodontic products along with the Company's all-ceramic Cercon products all enjoyed double-digit sales growth in the quarter. Consistent with the Company's statements in September and October, sales decreased in the United States reflecting the short-term effects of the implementation of the U.S. Strategic Partnership Program.

Net income for the fourth quarter of 2006 was $65.0 million, or $0.42 per diluted share, compared to a net loss of $0.7 million in the fourth quarter of 2005. Net income in the fourth quarter of 2006 includes the net of tax impact of both expensing stock options of $3.6 million ($0.02 per diluted share) and of restructuring and other related items of $1.0 million ($0.01 per diluted share). The fourth quarter of 2006 also includes a net reduction to income tax expense of $8.8 million ($0.06 per diluted share) from the resolution of certain tax matters. The fourth quarter of 2005 included an after tax charge of $67.5 million ($0.42 per diluted share) for impairment of certain intangible assets and a net reduction of income tax expense of $5.7 million ($0.04 per diluted share) related to the resolution of certain tax matters.

On an adjusted basis, earnings, excluding restructuring and other related items and tax adjustments, but including the expensing of stock options in both periods, which constitutes a non-GAAP measure, were $57.1 million or $0.37 per diluted share in the fourth quarter of 2006, compared to $55.7 million or $0.35 per diluted share in the fourth quarter of 2005. For a reconciliation of this non-GAAP measure to earnings per share calculated according to GAAP, see the attached table.

Year Ended December 31, 2006

Sales for all of 2006 increased 5.6% to $1.81 billion compared to $1.72 billion in 2005. Sales excluding precious metals increased 5.2% in 2006.

Net income for 2006 was $223.7 million, or $1.41 per diluted share. The 2006 earnings included the following items:

1.	Net of tax impact of expensing stock options of $13.3 million ($0.08 per diluted share).
2.	Restructuring and other related expense items of $7.8 million ($5.0 million after-tax) or $0.03 per diluted share.
3.	Net reduction of income tax expense of $4.8 million ($0.03 per diluted share) related to the resolution of certain tax matters.

Net income for 2005 was $45.4 million, or $0.28 per diluted share. The 2005 period includes:

1.

Pre-tax impairment and restructuring charges primarily associated with the injectable anesthetic facility and indefinite-lived intangible assets, of $232.8 million ($178.9 million after-tax), or $1.10 per diluted share.

2.	Net non-recurring tax benefits related to tax reorganization and repatriation activities of $8.9 million, or $0.05 per diluted share.

For comparability analysis, net income including the expensing of stock options in both periods and excluding the other items noted above for the years ending 2006 and 2005, (a non-GAAP measure), were $224.0 million or $1.42 per diluted share for 2006 compared to $201.6 million or $1.24 per diluted share in 2005, an increase of 14.5% in diluted earnings per share. For a reconciliation of this non-GAAP measure to earnings per share calculated according to GAAP, see the attached table.

COMMENTS FROM MANAGEMENT

2006 Results & 2007 Outlook

Bret Wise, Chairman and Chief Executive Officer, commented that, "We are pleased that we have delivered earnings performance at the high end of our range of expectations for 2006. During the year, we have made strategic investments in several key initiatives, including implementation of our Strategic Partnership with our U.S. distributors, the expansion of our sales force in key markets, and the January 1, 2007 implementation of the merger of our U.S. endodontic and implant businesses. We believe these initiatives will generate substantial benefits in 2007, and beyond. We remain confident about the opportunities in 2007, and we anticipate earnings in the range of $1.56 to $1.61 per diluted share."

ADDITIONAL INFORMATION

DENTSPLY will hold a conference call on Wednesday, February 7, 2007 at 8:30 AM Eastern Time. To access the call, dial 888-202-2422 (for domestic calls) and 913-981-5592 (for international calls). The Conference I.D. # is 2841543. This conference call will be broadcast live on the Internet at www.dentsply.com. An audio replay of the conference call will be available for one week. To access the replay, please dial 888-203-1112 (for domestic calls) and 719-457-0820 (for international calls). Conference I.D. # is 2841543.

DENTSPLY designs, develops, manufactures and markets a broad range of products for the dental market. The Company believes that it is the world's leading manufacturer and distributor of dental prosthetics, precious metal dental alloys, dental ceramics, endodontic instruments and materials, prophylaxis paste, dental sealants, ultrasonic scalers, and crown and bridge materials; the leading United States manufacturer and distributor of dental handpieces, dental x-ray film holders, film mounts and bone substitute/grafting materials; and a leading worldwide manufacturer or distributor of dental injectable anesthetics, impression materials, orthodontic appliances, dental cutting instruments and dental implants. The Company distributes its dental products in over 120 countries under some of the most well-established brand names in the industry.

DENTSPLY is committed to the development of innovative, high quality, cost-effective new products for the dental market.

This press release contains forward-looking information (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding future events or the future financial performance of the Company that involve substantial risks and uncertainties. Actual events or results may differ materially from those in the projections or other forward-looking information set forth herein as a result of certain risk factors. These risk factors include, without limitation; the continued strength of dental markets, the timing, success and market reception for our new and existing products, uncertainty with respect to governmental actions with respect to dental products, outcome of litigation, continued support of our products by influential dental professionals, and changes in the general economic environment that could affect our business. Changes in such assumptions or factors could produce significantly different results.

For an additional description of risk factors, please refer to the Company's Annual Report on Form 10-K and its subsequent periodic reports on Form 10-Qs filed with the Securities and Exchange Commission.

Non-GAAP Financial Measures

DENTSPLY believes that the non-GAAP financial information provided in this release may be useful to investors for comparison purposes because the Company has historically provided similar information. The non-GAAP financial information should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with GAAP.

DENTSPLY INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS EXCEPT PER SHARE DATA)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	DECEMBER 31,		DECEMBER 31,

	2006	2005	2006	2005

NET SALES	$ 471,332	$ 447,362	$ 1,810,496	$ 1,715,135
NET SALES - Ex Precious Metals	421,291	400,051	1,623,074	1,542,711

COST OF PRODUCTS SOLD	230,521	223,571	881,485	846,117

GROSS PROFIT	240,811	223,791	929,011	869,018
% OF NET SALES	51.1%	50.0%	51.3%	50.7%
% OF NET SALES - Ex Precious Metals	57.2%	55.9%	57.2%	56.3%

SELLING, GENERAL &
ADMINISTRATIVE EXPENSES	159,531	144,093	606,410	563,341

RESTRUCTURING, IMPAIRMENT
AND OTHER OPERATING COSTS	1,623	101,404	7,807	232,755

INCOME FROM OPERATIONS	79,657	(21,706)	314,794	72,922
% OF NET SALES	16.9%	-4.9%	17.4%	4.3%
% OF NET SALES - Ex Precious Metals	18.9%	-5.4%	19.4%	4.7%

NET INTEREST AND OTHER NON OPERATING
(INCOME) EXPENSE	579	(1,436)	(43)	1,884

PRE-TAX INCOME (LOSS)	79,078	(20,270)	314,837	71,038

INCOME TAX EXPENSE (BENEFIT)	14,128	(19,545)	91,119	25,625

NET INCOME (LOSS)	$ 64,950	$ (725)	$ 223,718	$ 45,413
% OF NET SALES	13.8%	-0.2%	12.4%	2.6%
% OF NET SALES - Ex Precious Metals	15.4%	-0.2%	13.8%	2.9%

INCOME (LOSS) PER SHARE:
-BASIC	$ 0.43	$ (0.00)	$ 1.44	$ 0.29
-DILUTIVE	$ 0.42	$ (0.00)	$ 1.41	$ 0.28

DIVIDENDS PER SHARE	$ 0.040	$ 0.035	$ 0.145	$ 0.125

WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING
-BASIC	152,211	157,353	155,229	159,191
-DILUTIVE (a)	155,033	157,353	158,271	162,017

(a) - For the three months ended December 31, 2005, the dilutive weighted average number of common shares outstanding excluded potential common shares from stock options of 1,299. These shares are excluded due to their antidilutive effect resulting from the loss from continuing operations. For all other periods, fully diluted shares were used to calculate EPS.

DENTSPLY INTERNATIONAL INC.
CONDENSED BALANCE SHEETS
(IN THOUSANDS)

	DECEMBER 31,	DECEMBER 31,
	2006	2005

ASSETS

CURRENT ASSETS:
CASH AND CASH EQUIVALENTS	$ 65,064	$ 433,984
SHORT TERM INVESTMENTS	79	541
ACCOUNTS AND NOTES RECEIVABLE-TRADE, NET	290,791	254,822
INVENTORIES, NET	232,441	208,179
OTHER CURRENT ASSETS	129,816	135,562
TOTAL CURRENT ASSETS	718,191	1,033,088

PROPERTY,PLANT AND EQUIPMENT, NET	329,616	316,218
GOODWILL, NET	995,382	933,227
IDENTIFIABLE INTANGIBLE ASSETS, NET	67,648	68,600
OTHER NONCURRENT ASSETS, NET	70,513	59,240

TOTAL ASSETS	$ 2,181,350	$ 2,410,373

LIABILITIES AND STOCKHOLDERS' EQUITY:

CURRENT LIABILITIES	$ 311,433	$ 744,278
LONG-TERM DEBT	367,161	270,104
OTHER LIABILITIES	175,507	106,295
DEFERRED INCOME TAXES	53,192	42,912
TOTAL LIABILITIES	907,293	1,163,589

MINORITY INTEREST IN CONSOLIDATED SUBSIDIARIES	222	188
STOCKHOLDERS' EQUITY	1,273,835	1,246,596

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 2,181,350	$ 2,410,373

DENTSPLY INTERNATIONAL INC.

(IN THOUSANDS EXCEPT PER SHARE DATA)

Earnings Summary:

The following tables present the reconciliation of reported GAAP net income in total and on a per share basis to the non-GAAP financial measures.

Three Months Ended December 31, 2006
	Income	Diluted
	(Expense)	Per Share

Net Income	$ 64,950	$ 0.42

Restructuring Costs	958	0.01

Income Tax Related Adjustments	(8,776)	(0.06)

Adjusted Non-GAAP Earnings	$ 57,132	$ 0.37

Three Months Ended December 31, 2005
	Income	Diluted
	(Expense)	Per Share

Net Loss	$ (725)	$ (0.00)

Restructuring Costs	67,503	0.42

Income Tax Related Adjustments	(5,700)	(0.04)

Stock-Based Compensation Expense as Disclosed in Footnotes	(5,419)	(0.03)

Adjusted Non-GAAP Earnings	$ 55,659	$ 0.35

DENTSPLY INTERNATIONAL INC.

(IN THOUSANDS EXCEPT PER SHARE DATA)

Earnings Summary:

The following tables present the reconciliation of reported GAAP net income in total and on a per share basis to the non-GAAP financial measures.

Twelve Months Ended December 31, 2006
	Income	Diluted
	(Expense)	Per Share

Net Income	$ 223,718	$ 1.41

Restructuring Costs	5,017	0.03

Income Tax Related Adjustments	(4,765)	(0.03)

Rounding		0.01

Adjusted Non-GAAP Earnings	$ 223,970	$ 1.42

Twelve Months Ended December 31, 2005
	Income	Diluted
	(Expense)	Per Share

Net Income	$ 45,413	$ 0.28

Restructuring Costs	178,915	1.10

Income Tax Related Adjustments	(8,899)	(0.05)

Stock-Based Compensation Expense as Disclosed in Footnotes	(13,784)	(0.09)

Adjusted Non-GAAP Earnings	$ 201,645	$ 1.24

DENTSPLY INTERNATIONAL INC.

(IN THOUSANDS EXCEPT PER SHARE DATA)

Operating Income Summary:

The following tables present the reconciliation of reported GAAP operating income in total and on a percentage of net sales excluding precious metals basis to the non-GAAP financial measures.

Three Months Ended December 31, 2006		Percentage
	Operating	of Net Sales
	Income (Expense)	Ex Precious Metals

Income from Operations	$ 79,657	18.9%

Pre Tax Restructuring and other (income) expense, net	1,623	0.4%

Adjusted Non-GAAP Operating Earnings	$ 81,280	19.3%

Three Months Ended December 31, 2005		Percentage
	Operating	of Net Sales
	Income (Expense)	Ex Precious Metals

Loss from Operations	$ (21,706)	-5.4%

Pre Tax Restructuring and other (income) expense, net	101,404	25.3%

Pre Tax Stock-Based Compensation Expense	(7,134)	-1.8%

Adjusted Non-GAAP Operating Earnings	$ 72,564	18.1%

DENTSPLY INTERNATIONAL INC.

(IN THOUSANDS EXCEPT PER SHARE DATA)

Operating Income Summary:

The following tables present the reconciliation of reported GAAP operating income in total and on a percentage of net sales excluding precious metals basis to the non-GAAP financial measures.

Twelve Months Ended December 31, 2006		Percentage
	Operating	of Net Sales
	Income (Expense)	Ex Precious Metals

Income from Operations	$ 314,794	19.4%

Pre Tax Restructuring and other (income) expense, net	7,807	0.5%

Adjusted Non-GAAP Operating Earnings	$ 322,601	19.9%

Twelve Months Ended December 31, 2005		Percentage
	Operating	of Net Sales
	Income (Expense)	Ex Precious Metals

Income from Operations	$ 72,922	4.7%

Pre Tax Restructuring and other (income) expense, net	232,755	15.1%

Pre Tax Stock-Based Compensation Expense	(20,366)	-1.3%

Adjusted Non-GAAP Operating Earnings	$ 285,311	18.5%